Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FIRST QUARTER 2015 RESULTS

Kansas City, Mo. (May 7, 2015) - Great Plains Energy (NYSE: GXP) today announced first quarter 2015 earnings of $18.5 million or $0.12 per share of average common stock outstanding, compared with first quarter 2014 earnings of $23.4 million or $0.15 per share. The Company is also affirming its 2015 earnings guidance range of $1.35 to $1.60 per share.

The state-of-the-art environmental control equipment at the Company’s La Cygne generating station has been placed into service and final costs are expected to be below budget. Over the last decade, Great Plains Energy has invested approximately $1.5 billion in emission control equipment at its coal fired units to support regional air quality improvement.

“Our financial results were in line with expectations with winter weather much closer to normal compared to last year,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “The upgrades at our coal units demonstrate one of several strategic measures we are implementing to address environmental rules and move to a more sustainable portfolio. Our renewable portfolio is positioned to satisfy Missouri and Kansas requirements through at least 2023, our Missouri customers will continue to benefit from the largest suite of energy efficiency programs in the region and all of our large plants meet existing environmental rules.”

Great Plains Energy:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$20.9	$26.1	$0.14	$0.17
Other	(2.0)	(2.3)	(0.02)	(0.02)
Net income	18.9	23.8	0.12	0.15
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$18.5	$23.4	$0.12	$0.15

On a per-share basis, the first quarter 2015 compared to the same period in 2014 was favorably impacted by a $0.05 decrease in operating and maintenance expense, including $0.03 due to lower operating and maintenance expense at the Wolf Creek nuclear unit relating to the planned 2014 mid-cycle maintenance outage and a decrease in refueling outage amortization and about $0.01 from a decrease in distribution operating and maintenance expense.

The factors above were more than offset by the following:

•	An approximate $0.05 impact from weather driven by a 13 percent decrease in heating degree days;

•	$0.02 increase in depreciation and amortization; and

•	About a $0.01 decrease in other margin.

Electric Utility Segment:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $20.9 million or $0.14 per share for the first quarter 2015 compared to $26.1 million or $0.17 per share for the same period in 2014.

Key drivers influencing the segment results included the following:

•
A $11.7 million decrease in gross margin primarily due to an estimated $13 million from the impact of weather, partially offset by a $4.0 million increase for recovery of program costs under the Missouri Energy Efficiency Investment Act (MEEIA), which have a direct offset in utility operating and maintenance expense;

•	A $9.3 million decrease in other operating expenses primarily due to:

◦	An $8.4 million decrease in Wolf Creek operating and maintenance expense related to the planned 2014 mid-cycle maintenance outage and lower refueling outage amortization; and

◦	A $2.2 million decrease in distribution operating and maintenance expense.

The decreases in the other operating expenses above were partially offset by a $4.0 million increase in MEEIA program costs, which have a direct offset in revenue;

•	A $5.3 million increase in depreciation and amortization expense driven by capital additions; and

•	A $1.9 million decrease in income tax expense primarily due to lower pre-tax income.

Overall retail MWh sales were down 4.3 percent in the quarter compared to the first quarter 2014 with the decrease largely attributable to weather. On a weather-normalized basis, retail MWh sales increased an estimated 0.1 percent, net of MEEIA impacts, compared to the first quarter

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2014. The favorable weather impact in the first quarter 2015, when compared to normal, was approximately $0.01 per share.

Other Category:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations and preferred dividends. For the first quarter 2015, the Other category recorded a loss of $2.4 million or $0.02 per share compared to a loss of $2.7 million or $0.02 per share in 2014.

Regulatory Update:
KCP&L filed a rate request with the Missouri Public Service Commission (MPSC) on October 30, 2014, requesting a total revenue increase of $120.9 million. The MPSC Staff filed its direct testimony in April 2015 and recommended a revenue increase of $82.4 million to $91.3 million. Evidentiary hearings are scheduled for June 2015 and new rates will be effective on or around September 30, 2015.

KCP&L filed a rate request with the Kansas Corporation Commission (KCC) on January 2, 2015, requesting a total revenue increase of $67.3 million. The KCC Staff is expected to file its direct testimony by May 11, 2015 and evidentiary hearings are scheduled for June 2015. New rates will be effective on October 1, 2015.

Great Plains Energy will post its 2015 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, May 8, 2015, to review the Company’s 2015 first quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 9397724.

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A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through May 15, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 9397724.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

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Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission. The company’s expense for fuel, purchased power and transmission, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company’s definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

Three Months Ended March 31	2015	2014
	(millions)
Operating revenues	$549.1	$585.1
Fuel	(107.6)	(135.2)
Purchased power	(45.4)	(45.4)
Transmission	(20.9)	(17.6)
Gross margin	$375.2	$386.9

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